UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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CyberOptics Corporation
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CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 10, 2018

To the Shareholders of CYBEROPTICS CORPORATION:

The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Thursday, May 10, 2018, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Ninth Floor, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

1.	To elect five directors to serve until the annual meeting in 2019;

2.	To approve amendments to the CyberOptics 1992 Employee Stock Purchase Plan, as amended, to increase the number of shares that may be issued under the plan by 150,000, and to extend the termination date of the plan to August 1, 2028;

3.	To approve, on a nonbinding advisory basis, the compensation to our executive officers as described in the Proxy Statement;

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

Only holders of record of Common Stock at the close of business on March 30, 2018 will be entitled to receive notice of and to vote at the meeting. Even if you expect to attend the meeting in person, you are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, alternatively, promptly return your proxy online at www.proxypush.com/cybe, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Jeffrey A. Bertelsen
Secretary

Minneapolis, Minnesota
April 6, 2018

Important Notice

 regarding the availability of proxy materials for the shareholder meeting to be held on May 10, 2018.

 Our Proxy Statement, the form of our proxy card, and

 Annual Report on Form 10-K can be viewed online at

http://www.idelivercommunications.com/proxy/cybe/

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT
Annual Meeting of Shareholders to be held
on May 10, 2018

We have prepared this Proxy Statement on behalf of our Board of Directors for use in soliciting proxies for the Annual Meeting of Shareholders of CyberOptics Corporation (“CyberOptics,” the “Company” or “we”) to be held Thursday, May 10, 2018 (the “2018 Annual Meeting”). The 2018 Annual Meeting will be held on the ninth floor of the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota at 3:00 p.m. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitor or any other firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.

The only matters that our Board of Directors knows will be presented at the 2018 Annual Meeting are the (i) election of five directors to serve until the annual meeting in 2019, (ii) approval of amendments to our 1992 Employee Stock Purchase Plan, as amended (the “ESPP”), (iii) approval, on a nonbinding advisory basis, of the compensation of our executive officers as described in this Proxy Statement, and (iv) ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of each director who has been nominated, in favor of the proposed amendments to the ESPP, in favor of the executive compensation as described in this Proxy Statement, and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm. If you return a signed proxy card and any other matter properly comes before the meeting, the proxies named in the proxy card will have authority to vote your shares on the additional matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

If you return a proxy card, the proxies will vote your shares in the manner that you have directed in the card. If you complete the proxy card but do not direct the proxies how to vote, your shares will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the amendments to the ESPP, for approval of the executive compensation as described in this Proxy Statement, and for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. If you “withhold vote for” one or more directors or “abstain from” the vote for approval of the amendments to the ESPP or the compensation paid to our executive officers as described in this Proxy Statement or the ratification of our independent registered public accounting firm, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the 2018 Annual Meeting and as unvoted, although present and entitled to vote, for purposes of the item for which you have withheld your vote for or abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the 2018 Annual Meeting, but will not be considered as present and entitled to vote on the matter for which the broker lacks discretionary authority.

You may revoke your proxy at any time before or at the 2018 Annual Meeting by delivering to our Secretary a written notice of termination of the proxies’ authority, or a signed proxy bearing a later date.

You must be a holder of record of our Common Stock at the close of business on March 30, 2018, to receive notice of and to vote at the 2018 Annual Meeting. On March 30, 2018, we had 7,005,936 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the 2018 Annual Meeting.

Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K Report”). We are mailing this Proxy Statement, the proxy card and the 2017 Form 10-K Report on or about April 6, 2018.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has nominated the following five persons to stand for election at the 2018 Annual Meeting: Craig D. Gates; Dr. Subodh Kulkarni; Irene M. Qualters; Michael M. Selzer, Jr.; and Dr. Vivek Mohindra. Each nominee, other than Dr. Mohindra, is currently a director of the Company, and has served as a director for the periods indicated below. On February 15, 2018, Alex Cimochowski, one of our current directors, informed our Board of Directors of his decision not to stand for re-election as a director at the 2018 Annual Meeting. Mr. Cimochowski will therefore retire from the Board of Directors effective upon the expiration of his current term at the 2018 Annual Meeting. Mr. Cimochowski’s decision to retire is not due to any disagreement with us on any matter related to our operations, policies or practices. Mr. Cimochowski has served on the Board of Directors since our inception in 1984.

The following information is furnished with respect to each nominee for election to our Board of Directors:

Craig D. Gates, age 59, has been a director of CyberOptics since February 2012. Mr. Gates has been a director since July 2009 and President and Chief Executive Officer since April 2009 of Key Tronic Corporation, a publicly held electronic manufacturing services company (“Key Tronic”). Mr. Gates has held other positions with Key Tronic, including the following: Executive Vice President of Marketing, Engineering and Sales; Vice President and General Manager of New Business Development; and Vice President of Engineering. Prior to being employed by Key Tronic, Mr. Gates held various engineering and management positions with the Microswitch Division of Honeywell Inc., where he last served as Director of Operations, Electronics. Mr. Gates has a B.S. in Mechanical Engineering and a M.B.A from the University of Illinois, Urbana. Mr. Gates brings to our Board considerable experience as the chief executive officer of a growing public company in the electronics market served by the Company, as well as valuable technical and management experience in engineering and development.

Dr. Subodh Kulkarni, age 53, has been a director of CyberOptics since 2009, has been our President and Chief Executive Officer since February 2014, was our Executive Chairman from September 2013 to February 2014 and was our lead director from December 2012 until his election as Executive Chairman. From January 2013 to February 2014, Dr. Kulkarni served as Chief Executive Officer of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in the semiconductor industry (“Prism”). Prior to being employed by Prism, he held various positions with Imation Corporation (“Imation”), including Chief Technology Officer and Senior Vice President, OEM/Emerging Business and Vice President, Global Commercial Business, R&D and Manufacturing. Prior to his employment with Imation, Dr. Kulkarni held various research management positions with 3M Corporation and IBM. Dr. Kulkarni received his B.S. in chemical engineering from IIT—Bombay, India (where he was first in his class), and went on to obtain a master’s degree and a Ph.D. in chemical engineering from the Massachusetts Institute of Technology, where he did his thesis work on disilane surface decomposition, which is used in the manufacture of semiconductors. He has won a number of awards for commercializing technologies he and others have developed in the electronics industry. Dr. Kulkarni brings to our Board significant expertise in management of technology-focused entities, in commercialization of technologies in the electronics, computer and semiconductor industries, and in the markets for our products.

Irene M. Qualters, age 67, has been a director of CyberOptics since 1999. Since December 2009, she has been employed at the National Science Foundation (the “NSF”), currently as Senior Science Advisor in the Computer and Information Science and Engineering Directorate. Prior to her employment at the NSF, she held the following positions at the companies indicated: Senior Vice President—Products of Silicon Graphics, Inc.; Vice President, Software Engineering of Ageia Technologies, Inc.; Vice President, Research Information Services at Merck & Company; and President of Cray Research and Senior Vice President of Silicon Graphics, which was Cray Research’s holding company. Ms. Qualters received a B.A. from Duquesne University, and a M.S. in computer science from the University of Detroit. Ms. Qualters has significant technical and senior management experience with both start-up and public companies. She brings particular expertise regarding the computer industry, where she engaged in both software and semiconductor development.

Michael M. Selzer, Jr., age 65, has been a director of CyberOptics since 1999 and Chairman of the Board since February 2014. Mr. Selzer was the President of the South Dakota School of Mines and Technology Foundation from 2011 until his retirement in 2015. Prior to 2011, he served as a consultant to or held various positions with a number of medical products companies, including the following: Chief Executive Officer of ConceptTX; President and Chief Executive Officer of Optobionics; Chief Executive Officer of Urologix, Inc.; and Vice President and General Manager-Neurostimulation Business of Medtronic, Inc. Mr. Selzer received his B.S. in electrical engineering from the South Dakota School of Mines and his M.B.A from Arizona State University. Mr. Selzer brings to the Board expertise in semiconductor and circuit board fabrication, as well as considerable experience and expertise in public company management and sales, and emerging company finance, operations and management.

Dr. Vivek Mohindra, age 49, has not previously served as a director of CyberOptics. Since April 2013, Dr. Mohindra has served as a General Partner of New Science Ventures, LLC, a venture capital firm investing in technology companies (“NSV”). He joined NSV from TPG Capital where he was an Operating Group Partner working with portfolio companies on strategy, growth and operational issues, and with deal teams on due diligence. Prior to becoming a partner at TPG Capital, Dr. Mohindra served as Senior Vice President of Strategy and Business Transformation for Freescale Semiconductor and held several senior executive roles in Dell Inc.’s Product Group and Marketing Division and as Vice President and General Manager of Dell’s North America Small and Medium Business Group. Dr. Mohindra joined Dell from McKinsey & Company where he was a Partner and co–leader of McKinsey’s global Semiconductor practice, as well as its Asian High Tech and Telecoms practices. Dr. Mohindra presently serves on the Board of Directors of GlobalFoundries and several other private companies. Dr. Mohindra received an M.B.A. and a Ph.D in Chemical Engineering from the Massachusetts Institute of Technology, as well as a bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Roorkee. Dr. Mohindra brings to the Board significant expertise and broad experience working with a wide variety of technology companies, with a main focus on growth, portfolio strategy and operational improvements.

All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. The proxies intend to vote in favor of the nominees named above as directors, unless you direct them otherwise in the proxy card. If a nominee for director becomes unavailable for any reason, the proxies named in the proxy card may be voted for another candidate in accordance with the best judgment of the proxies. We have no reason to believe that any candidate will be unavailable for election as a director.

Directors are elected by a plurality of votes cast. The five nominees receiving the highest number of votes will be elected. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted in favor of the five nominees. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board and Board Leadership

Composition and Independence. Under the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our officers are responsible for day to day management of operations. Our Board currently consists of five members, all of whom are standing for reelection at the annual meeting, except for Mr. Cimochowski. Dr. Mohindra is also standing for election at the 2018 Annual Meeting.

We require that a majority of the members of our Board of Directors be “independent” within the meaning of the Nasdaq listing standards. Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Cimochowski, Mr. Gates, Ms. Qualters and Mr. Selzer, constituting a majority of our current Board, is independent not only within the meaning of the Nasdaq Marketplace Rules, but within the meaning of the heightened standards applicable to members of an audit committee contained in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. In considering the independence of our directors, our Board inquired and was advised that, to the knowledge of these directors, neither they nor any member of their immediate family had engaged in any transaction with us except in their capacities as directors. Our Board of Directors has also concluded that Dr. Mohindra, if elected to the Board, will be an independent director.

The only business relationship between CyberOptics and our directors and their affiliates that was considered by the Board when assessing the independence of our non-employee directors is the relationship between CyberOptics and Key Tronic, a company for which Mr. Gates serves as President, Chief Executive Officer and a director. The Board determined that this relationship, which is described later in this Proxy Statement under the heading “Related Person Transactions,” did not impair Mr. Gates’ independence because the transactions between the Company and Key Tronic are immaterial to the gross revenues of CyberOptics, and the relationship between CyberOptics and Key Tronic had no unique characteristics that would interfere with Mr. Gates’ exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Meetings and Attendance. Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal, and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2017, the Board had six meetings and acted once by unanimous written action. Each director attended all of the meetings of the Board and the committees on which the director served.

We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our directors attended the annual meeting of shareholders held on May 11, 2017.

Our Chairman. Since September 2013, we have separated the roles of Chief Executive Officer and Chairman of the Board. Dr. Kulkarni served as Executive Chairman until he assumed the role of Chief Executive Officer at the end of January 2014, and Michael M. Selzer, Jr., an independent Board member, currently serves as our Chairman of the Board.

Responsibility for Risk Management. Our Board considers the identification and management of risk a responsibility of the Board as a whole. Nevertheless, our Audit Committee has specifically undertaken to identify and direct management in the control of financial risk, and, in its role in reviewing the periodic reports we file with the Securities and Exchange Commission (the “SEC”), the Audit Committee focuses on articulating known risks and identifying them for the Board. The Audit Committee considers and acts on transactions that may involve a conflict of interest between the Company and the members of the Board, our management and employees and members of their immediate families. The Audit Committee also administers our Code of Business Conduct and Ethics.

Our Compensation Committee is responsible for ensuring that the executive compensation plans and stock benefit plans that it establishes and oversees do not encourage our officers and employees to undertake unnecessary risks. The Compensation Committee has concluded that our compensation policies are not likely to encourage risks that would have a material adverse effect on the Company. The Compensation Committee’s conclusion is based, in part, on the size and time-based vesting of awards under the 1998 Employee Stock Incentive Plan, as amended and restated (the “Employee Stock Incentive Plan”), as well as the multiple Company performance criteria required for pay-out of incentive compensation to our executives under our annual management cash incentive plan.

Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply with these changes. Each of our committees reports its recommendations on risk management to the Board as a whole.

Committees of Our Board

Our Board has the following three committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each of the committees has a written charter, and copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics. The Audit Committee generally requires any transaction between the Company and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported directly to the Audit Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the Company, and on terms no less favorable than could be obtained from an unaffiliated third party.

The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the Audit Committee proposals from our independent registered public accounting firm for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee currently consists of Mr. Cimochowski (Chair), Mr. Gates and Ms. Qualters. If Dr. Mohindra is elected to the Board at the 2018 Annual Meeting, we anticipate that our Board will appoint Mr. Gates (Chair), Ms. Qualters and Dr. Mohindra to the Audit Committee. Each of Mr. Cimochowski, Mr. Gates and Ms. Qualters is an “independent director” within the meaning of Rule 10A-3(b)(1) under the Exchange Act and Nasdaq listing standards applicable to audit committees. Dr. Mohindra would also qualify as an independent director under this rule and these standards. Our Board of Directors has identified Mr. Cimochowski and Mr. Gates as “audit committee financial experts” within the definition established by the SEC. The Audit Committee held six meetings during 2017. All members of the Committee attended each of these meetings. The report of the Audit Committee is contained later in this Proxy Statement under the heading “Report of the Audit Committee of the Board of Directors.”

Compensation Committee. Our Compensation Committee currently consists of Ms. Qualters (Chair), Mr. Selzer and Mr. Cimochowski. If Dr. Mohindra is elected to the Board of Directors at the 2018 Annual Meeting, we anticipate that our Board will appoint Ms. Qualters (Chair), Mr. Selzer and Dr. Mohindra to the Compensation Committee. Our Compensation Committee determines the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based incentive plans, including the Employee Stock Incentive Plan and the ESPP, and makes recommendations to our Board regarding director compensation. Each of Ms. Qualters (Chair), Mr. Selzer and Mr. Cimochowski is an independent director under Nasdaq listing standards, including the listing standards applicable to compensation committee independence. Dr. Mohindra will also qualify as an independent director under these standards. During 2017, the Compensation Committee held two meetings. All members of the Compensation Committee attended both of the meetings.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends a slate of nominees for election as directors at our annual meeting of shareholders, and monitors our corporate governance policies. The Nominating and Corporate Governance Committee currently consists of all of our independent directors, including Mr. Selzer (Chair), Mr. Cimochowski, Mr. Gates and Ms. Qualters. If Dr. Mohindra is elected to our Board of Directors at the 2018 Annual Meeting, we anticipate that the Board will appoint Dr. Mohindra to the Nominating and Corporate Governance Committee. During 2017, the Nominating and Corporate Governance Committee held three meetings. All members of the Committee attended each of these meetings.

We require that each nominee for director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to the Company, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. Because of the business in which the Company operates, a background in marketing, sales, finance or technology is favored. The Nominating and Corporate Governance Committee has discretion as to the determination of which individuals will best fit these criteria. We believe that all of the nominees for election to the Board at the 2018 Annual Meeting possess these characteristics. Although the Nominating and Corporate Governance Committee considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies relating to the nomination of candidates for director. We believe our current Board members reflect our commitment to diversity.

When seeking additions to, or replacements for, Board positions, we first poll members of the Nominating and Corporate Governance Committee and the directors as a whole regarding the specific characteristics that they perceive are most desirable for an additional member of the Board, which normally includes characteristics that Board members believe may be partially absent among the current board. Although we could employ a search firm in the future, we have historically been able to locate suitable candidates through the recommendations of members of our Board and our professional advisors. After candidates are identified, the resume of each candidate is circulated among members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that it is advisable to proceed with a candidate, the candidate is interviewed by several members of the Nominating and Corporate Governance Committee and the Chairman of the Board. The impressions generated from these interviews are circulated to all members of the Nominating and Corporate Governance Committee and discussed at a meeting of the Nominating and Corporate Governance Committee. The prospective nominee must also pass a background check. If the Nominating and Corporate Governance Committee determines that the candidate should be nominated for election, the Nominating and Governance Committee makes this recommendation to the Board of Directors. If the Board agrees with this recommendation, the candidate is asked to stand for election as a director.

All of the nominees for election as directors at the 2018 Annual Meeting are currently directors, except for Dr. Mohindra. Although most candidates have been identified by officers, Board members or professional advisors, the Nominating and Corporate Governance Committee will consider suggestions from other stakeholders, including shareholders. A candidate recommended by a shareholder would be considered using the same process as a candidate identified by an officer, Board member or advisor. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for election to the Board of Directors should contact the Board with specific information about the proposed nominee, including an appropriate resume. The Nominating and Corporate Governance Committee will consider these recommendations, but has absolute discretion regarding whether to recommend any individual for nomination. We did not receive any recommendations from shareholders for persons to be nominated for election to the Board at the 2018 Annual Meeting.

Shareholder Communications with the Board

Shareholders may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-employee directors or Chairman of the Board or specified individual directors to:

Secretary

CyberOptics Corporation

5900 Golden Hills Drive

Golden Valley, Minnesota 55416

Any such letters will be delivered to the Chairman of the Board, or to a specified director, if so directed. Letters relating to accounting matters will also be delivered to the Chair of the Audit Committee for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial personnel. Shareholders may send communications regarding issues relating to our Code of Business Conduct and Ethics by mail to the attention of:

Ethics Officer
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

Our Ethics Officer will review all communications received regarding issues related to our Code of Business Conduct and Ethics and provide copies or summaries of those communications that are not frivolous or vexatious to the Chair of our Audit Committee for consideration. The procedures for dealing with communications relating to our Code of Conduct and Business Ethics may also be found at our website at www.cyberoptics.com.

Compensation of Independent Directors

None of Mr. Cimochowski, Mr. Gates, Ms. Qualters or Mr. Selzer receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2017, we paid our independent directors an annual retainer of $30,000, payable in four equal quarterly installments. Mr. Selzer, one of our independent directors who serves as Chairman of the Board, received an additional annual retainer of $5,000, also payable quarterly. For 2018, there are no changes planned with respect to the cash compensation to be paid to our non-employee directors, including our Chairman of the Board. In addition, under our Non-Employee Director Stock Plan, each non-employee director of the Company is automatically granted 2,000 shares of our Common Stock on the date of each annual meeting of shareholders at which such director is elected to serve on the Board of Directors. These shares are restricted and will vest in four equal quarterly installments during the year after the grant date.

During 2017, we provided the following compensation to directors who were not employees of the Company:

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Alex B. Cimochowski	$30,000	$41,800	$71,800

Craig D. Gates	$30,000	$41,800	$71,800

Irene M. Qualters	$30,000	$41,800	$71,800

Michael M. Selzer, Jr.	$35,000	$41,800	$76,800

(1)	Stock awards represent the expense recorded in 2017 for 2,000 shares of Common Stock granted to each director elected in 2017 based on the $20.90 closing price of our Common Stock on the date of our 2017 annual meeting. The shares subject to these stock awards are restricted and vest in four equal quarterly installments during the year after the grant date. At December 31, 2017, 1,000 shares granted to each of Mr. Cimochowski, Mr. Gates, Ms. Qualters and Mr. Selzer remained unvested.

At December 31, 2017, each of Mr. Cimochowski, Mr. Gates, Ms. Qualters and Mr. Selzer held options to purchase 4,000 shares of our Common Stock at an exercise price of $16.97 per share.

RELATED PERSON TRANSACTIONS

During the year ended December 31, 2017, the Company sold surface mount technology inspection equipment to Key Tronic, of which Mr. Gates is President, Chief Executive Officer and a director. The Company’s sales to Key Tronic totaled $133,000 in 2017. These transactions were conducted at arm’s length in the ordinary course of business of CyberOptics and Key Tronic, and the terms of sale were no more favorable to Key Tronic than sales to unaffiliated parties by CyberOptics. As discussed above, under the heading “Information About Our Board of Directors and Its Committees, and Other Corporate Governance Matters—Our Board and Board Leadership—Compensation and Independence,” our Board of Directors has determined that the relationship between CyberOptics and Key Tronic is immaterial to the gross revenues of CyberOptics, and that Mr. Gates is an independent director.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO THE
CYBEROPTICS 1992 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

On February 15, 2018, our Board of Directors adopted, subject to shareholder approval, amendments (i) to increase the number of shares of Common Stock available for issuance under the ESPP by 150,000 shares and (ii) to extend the term of the ESPP to August 1, 2028. As of March 30, 2018, there were 40,872 shares remaining that could be issued under the ESPP.

We have used the ESPP for over 25 years to provide an attractive means for employees to accumulate ownership in our Common Stock. Share ownership ties our employees more closely to our corporate growth objectives and is a valuable tool in attracting new employees. Our Board believes that it is in the best interests of the Company and its shareholders to amend the ESPP to increase the number of shares of Common Stock authorized for issuance thereunder and to extend the term of the ESPP.

The ESPP was initially approved by our shareholders in 1992 and is administered by the Compensation Committee of our Board of Directors. The Compensation Committee must consist of two or more directors who are not employees and are “independent” within the meaning of Section 16b-3 of the Exchange Act.

The ESPP reserves shares of our Common Stock for sale to participating employees at the lower of 85% of the fair market value of our Common Stock on the first business day, or the last business day, of the applicable purchase period. Under the terms of the ESPP, purchase periods begin on the first business day of August of each year and end on the last business day of July of the following year.

Participating employees may direct CyberOptics to make payroll deductions of between 1% and 10% of their compensation during a purchase period that will be applied to the purchase of shares under the ESPP, but may not invest more than $6,500 in the ESPP during any purchase period. Participants may withdraw from the ESPP at any time, although no employee may enroll again after a withdrawal until commencement of the next purchase period. No participant may purchase more than 10,000 shares or shares having a market value exceeding $25,000 under the ESPP during any purchase period. If total purchases during a purchase period would result in the sale of more than 100,000 shares under the ESPP, each participant is allocated a pro rata portion of the 100,000 shares that may be sold in the purchase period.

Any U.S. employee of CyberOptics (other than employees who have been employed fewer than six months or whose customary employment is less than 20 hours per week or five months per calendar year) is eligible to participate in the ESPP, provided that no employee who holds more than 5% percent of the outstanding Common Stock may participate. As of February 15, 2018, approximately 120 employees were eligible to participate in the ESPP.

Upon termination of employment of any employee who is participating in the ESPP, for any reason other than retirement approved by the Company or death, participation in the ESPP terminates and the balance of the participant’s share purchase account is paid, in cash, to the participant within 30 days. If a participating employee dies or retires, the former employee’s contributions to the ESPP cease, but the balance in the former employee’s ESPP account will be used to purchase shares of Common Stock at the end of the current purchase period or, at the election of the former employee or his or her heirs, will be paid in cash. If the termination results from retirement, no purchase of Common Stock is allowed if the last day of the purchase period in which the retirement occurs is more than three months following the date of retirement.

The ESPP may be amended by our Board of Directors at any time. However, the Board cannot, without shareholder approval, adopt an amendment that (i) would cause Rule 16b-3 under the Exchange Act to become unavailable, (ii) requires shareholder approval under Nasdaq listing rules, or (iii) permits the issuance of Common Stock before payment in full is received.

Amounts contributed by employees to the ESPP through payroll deduction are reportable as ordinary income by participating employees, and are deductible as compensation expense by CyberOptics. Participating employees do not recognize income when shares are purchased under the ESPP at the end of a purchase period. When an employee sells shares acquired under the ESPP more than a year after the end of a purchase period, the employee will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of sale over the purchase price, and (b) 15% of the fair market value of the shares on the first day of the purchase period. The employee will also recognize capital gain or loss equal to the difference between the sale price of the shares, and the sum of the purchase price of the shares and the ordinary income that was recognized. When an employee sells shares acquired under the ESPP less than a year after the end of the purchase period, the employee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of the purchase over the purchase price, and capital gain or loss equal to the difference between the sale price of the shares, and the sum of the purchase price of the shares and the ordinary income that was recognized.

The amendments to the Purchase Plan are being submitted to the shareholders for approval in order to comply with the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

The affirmative vote of the holders of a majority of the Common Stock represented at the meeting is required to approve the amendments to the ESPP. Our Board recommends a vote FOR the amendments to the ESPP as described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains how we compensated our only two executive officers, Dr. Subodh Kulkarni and Jeffrey A. Bertelsen, in 2017.

Executive Officers. Dr. Kulkarni, our President and Chief Executive Officer, serves on our Board of Directors and his business experience is described above under the heading “Proposal 1—Election of Directors.”

Mr. Bertelsen, 55, joined CyberOptics as Vice President—Finance and Chief Financial Officer in 2005. On February 21, 2014, Mr. Bertelsen was appointed Chief Operating Officer, and also retained his positions as Vice President—Finance and Chief Financial Officer. Mr. Bertelsen also was appointed Secretary in February 2016. Before joining CyberOptics, Mr. Bertelsen held various positions with Computer Network Technology Corporation, a provider of storage networking equipment and solutions (“CNT”), most recently as Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary. Prior to joining CNT, Mr. Bertelsen was a Certified Public Accountant with KPMG LLP.

Executive Summary. The Compensation Discussion and Analysis sets forth our compensation philosophy, summarizes our compensation programs and reviews our compensation decisions for Dr. Kulkarni and Mr. Bertelsen. This discussion analyzes the information contained in the tables and related footnotes and narratives under the heading “Executive Compensation” included in this Proxy Statement.

Our Compensation Committee is responsible for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, including base salaries, annual cash incentive compensation, long-term incentive compensation in the form of stock option grants and awards of restricted stock units, and other forms of compensation. The Compensation Committee also administers our stock-based incentive compensation plans.

Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, to reward business results and individual performance, and, most importantly, to maximize shareholder returns. Our compensation program for our executive officers is highly incentive-based and competitive in the marketplace, with the performance of the Company determining a significant portion of total compensation. Compensation for Dr. Kulkarni and Mr. Bertelsen consists of the following elements:

●	Base Salaries and Standard Employee Benefits. Base salaries for 2017 were increased to maintain a competitive position with other public companies of comparable size. These increases were based on individual performance, tenure with the Company and the Company’s relative position in its market. Dr. Kulkarni and Mr. Bertelsen also receive standard employee benefits available to all other employees of CyberOptics.

●	Performance Based Annual Cash Incentive Bonuses. Target-level cash incentive bonus opportunities were increased for both of our executive officers in 2017. However, no annual cash incentive bonuses were earned or paid in 2017, because our actual financial results were below the minimum threshold level in the case of all performance metrics.

●	Long-Term Equity Incentive Awards. Equity-based long-term incentive awards were increased for both of our executive officers in 2017, in large part because we wanted to achieve greater alignment between executive compensation and the market performance of our Common Stock.

The Compensation Committee of the Board of Directors is comprised of three members, Irene M. Qualters (Chair), Alex B. Cimochowski and Michael M. Selzer, Jr., each of whom is an independent director under applicable Nasdaq listing standards.

The Compensation Committee oversees the Board’s responsibilities relating to the compensation of our executive officers. In discharging this responsibility, the Compensation Committee evaluates and approves the compensation plans and programs in which our executive officers participate.

Our two executive officers have substantial portions of their compensation at risk based on the Company’s annual and long-term performance. As our President and Chief Executive Officer, Dr. Kulkarni has the largest portion of his compensation at risk. The table below shows the percentage of the compensation of Dr. Kulkarni and Mr. Bertelsen at risk in 2017. For purposes of the table, (a) the value of stock options was determined using the Black-Scholes valuation model, (b) the value of restricted stock units was based on the market value of our Common Stock on the date the restricted stock units were granted, and (c) the assumption was made that pay-outs under the annual cash incentive bonus plan would be at target level.

Name	Compensation “At Risk” Based on Target Level Performance
Dr. Kulkarni	55%
Mr. Bertelsen	48%

This Compensation Discussion and Analysis describes and analyzes the compensation program for Dr. Kulkarni and Mr. Bertelsen. It covers our compensation objectives and philosophy, the cornerstone of which is pay for performance. The Compensation Discussion and Analysis reviews the process the Compensation Committee follows in deciding how to compensate our executive officers and provides a brief overview of the principal components of our compensation program, including a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of Dr. Kulkarni and Mr. Bertelsen in 2017.

Compensation Objectives and Philosophy. We believe that compensation of our executive officers should encourage the creation of shareholder value and achievement of strategic corporate objectives. We attempt to align the interests of our shareholders and executives by tying compensation to our short-term and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, we offer a total compensation package competitive with companies in our industry sector, taking into account relative company size, performance and geographic location, as well as individual responsibilities and performance.

In addition to base salaries, annual cash incentive bonuses and long-term equity incentive awards, Dr. Kulkarni and Mr. Bertelsen are entitled to receive severance benefits if their employment is terminated under certain circumstances and additional benefits that are available to all of our other U.S. employees, including participation in our Section 401(k) plan, ESPP and health, welfare and life insurance programs.

In general, base salaries and benefit programs are primarily intended to attract and retain highly qualified executive officers, because base salaries and benefit programs provide predictable compensation levels that reward executives for their continued service. Annual cash incentive bonuses are primarily intended to motivate executives to achieve specific operating objectives, and long-term equity incentive awards are primarily intended to align our executive officer’s long-term interests with the long-term interests of our shareholders.

We believe the Company achieves the objectives of our compensation program by providing a base salary that is adjusted to reflect individual performance and requiring that certain financial goals be met or exceeded in order for our executive officers to earn a bonus under our annual cash incentive plan. Also, we grant stock options with an exercise price equal to the price of our Common Stock on the date of grant. As a result, these options will only have value if the market price of our Common Stock increases over time. In addition, we award restricted stock units to our executive officers to encourage ownership in the Company. In addition, restricted stock awards may appreciate in value and provide additional compensation if the market price of our Common Stock increases.

The Compensation Committee has not adopted any formal policies or guidelines relating to allocation of total compensation among base salaries, annual cash incentive bonuses and long-term equity incentive awards. Given the significant influence of our executive officers on the performance of the Company, the Compensation Committee’s philosophy is to align the interests of our shareholders and executive officers by making a significant portion of each executive officer’s compensation performance-based and therefore at risk.

Compensation Process. As part of its process for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, the Compensation Committee reviews competitive market data. The Compensation Committee reviews published compensation surveys, and may evaluate publicly disclosed compensation information from peer group companies. The published compensation data is focused on comparing each of our executive officers to their counterparts in similar positions within a peer group of public companies having annual revenues similar to our annual revenues. In making its compensation decisions, the Compensation Committee does not make comparisons with a specific fixed group of peer group companies.

The Compensation Committee does not attempt to conform compensation for our executives to specific levels or exact benchmarks contained in published compensation surveys. The Compensation Committee refers to the published compensation surveys as background information regarding competitive pay levels and also considers the other factors discussed below when making its compensation decisions. In determining the amount of compensation for our executive officers, the Compensation Committee considers the value of each item of compensation, both separately and in the aggregate. The Compensation Committee also considers a variety of other factors, including the following: the executive officer’s position within the Company and the level of responsibility and skills required by the executive officer’s position; the executive officer’s qualifications; the performance of the Company; individual performance of the executive officer; current and historical compensation levels; the executive officer’s length of service with the Company; and other considerations the Compensation Committee deems relevant. The Compensation Committee does not use the services of a compensation consultant.

The Compensation Committee also considers the recommendations of Dr. Kulkarni when considering the compensation for Mr. Bertelsen. In setting compensation, the Compensation Committee also considers, among other factors, the tax consequences to the Company and its executive officers, the accounting consequences to the Company and the impact on shareholder dilution. The Compensation Committee does not assign a specific weight to these factors, and none of these factors by itself will compel a particular compensation decision. Instead, this information is used generally by the Compensation Committee to help inform its decision-making process. The decisions made by the Compensation Committee are generally subjective and made in the exercise of the Compensation Committee’s independent business judgment.

Principal Elements of Executive Compensation. As discussed above, the principal elements of our compensation program for Dr. Kulkarni and Mr. Bertelsen consist of the following:

●	Base salary and employee benefits;

●	Annual cash incentive compensation; and

●	Long-term equity-based incentive compensation.

In addition, our compensation program for our two executive officers also includes certain change in control severance agreements and other severance arrangements, which are described in more detail below under the heading “Change in Control and Post-Termination Employment and Severance Arrangements.”

Base Salaries. The Committee’s determination regarding the base salaries of Dr. Kulkarni and Mr. Bertelsen are based on a number of factors, including the following: the executive’s level of responsibility within the Company; experience level and prior experience; base salary for the prior year; competitive market data; the skills required for the position; length of service with the Company; past individual performance; performance of the Company; and other considerations the Compensation Committee deems relevant.

In December 2016, the Compensation Committee reviewed and increased the base salaries of our two executive officers for 2017. Salary increases for Dr. Kulkarni and Mr. Bertelsen were based on a combination of merit increases and market rate adjustments to align their base salaries with similarly situated executives in comparable public companies. Base salaries for our executive officers in 2017 and 2016 were as follows:

Name	2017	2016
Dr. Kulkarni	$375,000	$343,000
Mr. Bertelsen	242,000	228,500

Annual Cash Incentive Compensation. The Compensation Committee established a cash incentive bonus program for Dr. Kulkarni and Mr. Bertelsen for 2017 that was finalized in December 2016. The cash incentive plan for 2017 was designed to reward Dr. Kulkarni and Mr. Bertelsen for the achievement of certain key financial targets, including revenue growth, increases in operating profit and higher cash balances. The Compensation Committee believed achievement of these targets would significantly increase shareholder value.

The weighting of each component for 2017 was as follows: revenue growth (35%), operating profit increases (35%) and higher cash balances (30%). Minimum, target and maximum bonus opportunities under the program were determined by reference to a percentage of the executive officer’s base salary. These threshold, target and maximum bonus levels are consistent with the levels established in previous years by the Compensation Committee and were appropriate based on a subjective assessment of the executive officer’s position and ability to directly impact our performance. The bonus levels also reflected the Compensation Committee’s subjective assessment of general compensation practices in the marketplace.

The 2017 annual cash incentive bonus plan provided that Dr. Kulkarni could earn up to 66.7% of his base salary (i.e., $250,000) if our performance was at the target level and Mr. Bertelsen could earn up to 49.6% of his base salary (i.e., $120,000), if our performance was at the target level.

The table below sets forth the possible payout, as a percentage of salary, at threshold performance, target performance and maximum performance levels with respect to financial goals that were established in December 2016. As reflected in the table, none of the goals were met, and no payouts were made under the 2017 annual cash incentive compensation plan.

	Financial Goals
	Threshold[1]	Target[2]	Maximum[3]	Pay-out
Dr. Kulkarni[4]
Revenue	4.7%	23.3%	46.6%	—
Operating Profit	4.7%	23.3%	46.6%	—
Cash Balance	3.9%	20.1%	40.1%	—
	13.3%	66.7%	133.3%	—

Mr. Bertelsen[4]
Revenue	3.5%	17.4%	34.7%	—
Operating Profit	3.5%	17.4%	34.7%	—
Cash Balance	2.9%	14.8%	29.8%	—
	9.9%	49.6%	99.2%	—

(1)	Threshold was set at revenue of $65.0 million, operating profit of $4.0 million and a cash balance of $22.8 million.

(2)	Target was set at revenue of $73.0 million, operating profit of $8.0 million and a cash balance of $26.8 million.

(3)	Maximum was set at revenue of $81.0 million, operating profit of $12.0 million and a cash balance of $30.8 million.

(4)	The maximum bonus payable to Dr. Kulkarni was 133.3% of base salary and to Mr. Bertelsen was 99.2% of base salary.

Neither Dr. Kulkarni or Mr. Bertelsen earned a bonus under our executive incentive compensation plan for 2017 because actual financial performance was below the threshold level for each of the performance metrics set forth above.

Long-Term Equity Incentive Compensation. We believe that equity incentive compensation is an important part of our overall compensation program. Through the grant of stock options and restricted stock units, we seek to align the long-term interests of our executives with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return. When our executives deliver positive returns to our shareholders in the form of increases in the price of our Common Stock, stock options and restricted stock units allow our executives to share in this positive return. In addition, although we do not have any stock retention or stock ownership guidelines, our executive officers are encouraged to retain their shares of Common Stock in order to align their interests with the interests of our shareholders.

Unless the market price of the Common Stock increases after stock option grants are made, the stock options provide no value to our executive officers. A stock option becomes valuable only if the Common Stock price increases above the option exercise price and the executive officer holding the option remains employed by the Company during the period required for the option to “vest.” As a result, stock options provide an incentive for our executive officers to remain employed by us.

We typically grant stock options and restricted stock units to key employees, including our executive officers, in December of each year. All of the stock options held by our executives and other employees have been granted under the Employee Stock Incentive Plan. Although the Compensation Committee has authority to issue options, restricted stock, restricted stock units, share grants and other share-based awards under the Employee Stock Incentive Plan, only stock options and restricted stock units have been granted to date. Options granted have an option price per share equal to the market value of the Common Stock on the date of grant, vest over a four-year period and expire seven years after the date of grant. Restricted stock units vest over a four year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

In determining the size of the long-term equity incentive awards granted to our executive officers, the Compensation Committee considers a number of factors, including the following: published compensation surveys comparing each executive officer to his counterparts within a peer group of similarly sized public companies; the executive officer’s position with the Company and the level of responsibility, skills and experiences required by the executive officer’s position; individual performance of the executive officer; the executive officer’s length of service with the Company; and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

The stock options and restricted stock units granted to each of our executive officers in December 2017 had an aggregate fair value as follows:

Name	Aggregate Fair Value of Restricted Stock Units(1)	Aggregate Fair Value of Stock Options(1)
Dr. Kulkarni	$154,000	$148,882
Mr. Bertelsen	$77,000	$68,486

(1)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options and the market price of our Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2017 Form 10-K Report for a description of the determination of grant date fair value for stock options.

All Other Compensation. We do not maintain a pension plan and do not provide our executive officers with a non-qualified deferred compensation plan. The benefits received by our executive officers are the same as benefits offered to our other employees, including eligibility to participate in our 401(k) plan, the ESPP, and our health, dental and life insurance programs. We have historically matched employee contributions of up to 6% of the employee’s annual compensation to our 401(k) plan in an amount equal to 50%. We maintain the ESPP which is available to eligible U.S. employees. Under terms of the ESPP, eligible employees may designate from 1% to 10% of their compensation to be withheld through payroll deductions, up to a maximum of $6,500 in each plan year.

The amounts deducted are used to purchase Common Stock at 85% of the lower of the market price on the first or last day of the offering period.

Dr. Kulkarni has an employment agreement with the Company. All of our other U.S.-based employees are employed at will and do not have employment agreements. However, we have entered into a written severance agreement with Mr. Bertelsen, which provides for certain cash and other benefits upon the termination of Mr. Bertelsen’s employment with us under certain circumstances as described below.

Change in Control and Post-Termination Employment and Severance Arrangements. We have an employment agreement with Dr. Kulkarni and a severance agreement with Mr. Bertelsen. Dr. Kulkarni’s employment agreement provides for participation in our annual cash incentive compensation plan at a level of 50% of salary if target performance is achieved, for a severance payment of one times salary if his employment is terminated without cause, and for a severance payment of two times his salary if his employment is terminated without cause within one year after a change of control or by Dr. Kulkarni for good reason during this period. In addition, the vesting of the restricted stock units and stock options Dr. Kulkarni holds will be accelerated, if the Company or its successor terminates his employment without cause or if he terminates his employment with good reason, within two years after a change in control. Dr. Kulkarni has agreed in the employment agreement to assign to us any intellectual property he develops while he is an employee of the Company and to refrain from competing with us, or from soliciting our employees, for a period of one year after his employment terminates.

Under our severance agreement with Mr. Bertelsen, the Company would be obligated to pay him one times his annual compensation (determined by averaging his annual compensation over the three-year period preceding the date of his termination of employment) and accelerate the vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control.

For purposes of these agreements “cause” is defined as the executive officer’s willful misconduct or his failure to perform the services assigned to him, and “good reason” is defined as the failure of the Company to assign the executive officer responsibilities comparable to his existing responsibilities, a relocation of the Company’s offices by more than 50 miles, or a reduction in compensation. A “change of control” is defined as any of the following: a public announcement that any person or persons acting in concert have acquired 40% of the Common Stock; a change of control required to be reported under proxy rules; a change in a majority of our directors, other than by succession; shareholder approval of a merger, or consolidation of the Company or a sale of substantially all of our assets; or a decision of our directors that a change of control has occurred.

We believe our change in control arrangements are an important retention tool that mitigate some of the risk that exists for executives working for a small publicly held company. The Compensation Committee believes the change in control provisions of Dr. Kulkarni’s employment agreement and Mr. Bertelsen’s severance agreement are consistent with the provisions and benefit levels of other similarly sized public companies in our industry.

Accounting and Tax Considerations. Section 162(m) of the Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to our “covered employees.” Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) has not counted toward the $1,000,000 limit. However, the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 and generally became effective for taxable years beginning after December 31, 2017, makes a number of changes to Section 162(m), including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (e.g., by including the chief financial officer as a covered employee).

Our general philosophy has been to attempt to qualify compensation for tax deductibility under Section 162(m) of the Code. Treatment as “qualified performance-based compensation” has been sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. The Compensation Committee generally considers the limitations imposed by Section 162(m) among other factors in making its compensation decisions. However, the Compensation Committee reserves the right to design and implement programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and our shareholders. Since none of our executive officers received compensation over $1,000,000 during 2017, we were not affected by the limitations of Section 162(m) of the Code.

Risk Assessment of Compensation Policies, Practices and Programs. The Compensation Committee takes risk into account in establishing and reviewing our executive compensation arrangements and believes that such arrangements do not encourage unnecessary or excessive risk-taking behaviors. The Compensation Committee believes that the design of our annual cash incentive bonus plan and long-term equity incentive awards provides an effective and appropriate mix of incentives to help ensure that our executives are focused on long-term value creation for our shareholders.

Base salaries are fixed in amount and thus do not encourage risk-taking. While our performance-based annual cash incentive bonuses are based on achievement of financial targets, the amount of such incentives represent only a portion of each executive officer’s overall total compensation. The Compensation Committee believes that our annual cash incentive bonus plans appropriately balances risk and the desire to focus our executive officers on specific annual goals important to our success, and that it does not encourage unnecessary or excessive risk-taking. Finally, a significant portion of the compensation provided to our executive officers is in the form of long term equity based awards that further align executives’ interests with the interests of our shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking, because the ultimate value of the equity-based awards is tied to the price of our Common Stock, and the awards are subject to four year vesting schedules.

Summary. The Compensation Committee believes that our compensation philosophy and programs foster a performance-oriented culture that aligns the interests of our executive officers with the interests of our shareholders. The Compensation Committee believes that the compensation of our executive officers is both appropriate and responsive to the goal of increasing shareholder value.

Compensation Committee Report. The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. In performing its oversight role, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with our management.

Based on the review and discussions of the Compensation Committee described above, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement to be filed with the SEC.

Compensation Committee Irene M. Qualters, Chair Alex B. Cimochowski Michael M. Selzer Jr.

Summary Compensation Table

The following table summarizes, for 2017, 2016 and 2015, the total compensation that we paid to or accrued for our executive officers. The value of the stock awards and option awards reflected in the table represent the grant date fair value of the awards. No discretionary bonuses were paid in the years presented.

	Year	Salary	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Compensation[2]	All Other Compensation[3]	Total
Dr. Kulkarni
President and Chief	2017	$375,000	$154,000	$148,882	—	$8,372	$686,254
Executive Officer	2016	343,000	79,200	135,847	$340,000	8,222	906,269
	2015	330,000	62,825	150,700	—	8,222	551,747

Mr. Bertelsen
Vice President, Chief	2017	$242,000	$77,000	$68,486	—	$8,372	$395,858
Financial Officer, Chief	2016	228,500	39,600	62,263	$150,000	7,124	487,487
Operating Officer and Secretary	2015	222,000	32,310	71,240	—	8,222	333,772

(1)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options, and the market value of the Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2017 Form 10-K Report for a description of the calculation of grant date fair value.

(2)	Payment for performance under our annual cash incentive bonus plan. See “Executive Compensation—Principal Elements of Executive Compensation—Annual Cash Incentive Compensation.”

(3)	Consists of contributions by the Company to our 401(k) Plan and payment of life insurance premiums under our standard life insurance program available to all employees.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to each of our executive officers for the year ended December 31, 2017.

	Grants of Plan-Based Awards for 2017 (1)
Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units	All Option Awards: Number of Securities Underlying Options	Per Share Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Options Awards (3)
Dr. Kulkarni	12/8/2017	10,000	—	—	$154,000
	12/8/2017	—	20,000	15.40	148,882

Mr. Bertelsen	12/8/2017	5,000	—	—	$77,000
	12/8/2017	—	9,200	15.40	68,486

(1)	Represents restricted stock units and stock options granted under the Employee Stock Incentive Plan.

(2)	The per share exercise price of each option is equal to the closing price of our common stock on the date of grant.

(3)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options, and the market value of the Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2017 Form 10-K Report for a description of the calculation of grant date fair value.

Options Exercised and Vesting of Restricted Stock Units During 2017

The following table provides information regarding the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2017 for each of our two executive officers:

	Options Exercised and Stock Vested in 2017
Name	Number of Shares of Stock Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares of Stock Acquired on Vesting of Restricted Stock Units (#)	Value Realized on Vesting of Restricted Stock Units ($)
Dr. Kulkarni	3,000	56,490	9,500	237,956
Mr. Bertelsen	10,000	82,400	2,987	45,429

(1)	The aggregate dollar value realized upon exercise is the difference between (a) the market price of the underlying shares of Common Stock on the date of exercise, based on the closing sale price of the Common Stock on the date of exercise, and (b) the exercise price of the options.

Outstanding Equity Awards

The following table lists the options and restricted stock units held by Dr. Kulkarni and Mr. Bertelsen at December 31, 2017. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares subject to the options on the first four anniversaries of the date of grant and expire seven years from the date of grant.

	Option Awards					Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]

Dr. Kulkarni	57,000	20,000	[2]	6.97	1/14/21
	29,063	9,687	[3]	9.62	12/5/21
	27,500	27,500	[4]	7.18	12/11/22
	3,000	9,000	[5]	26.40	12/9/23
	—	20,000	[6]	15.40	12/8/24
						5,000	[2]	75,000
						1,562	[3]	23,430
						4,375	[4]	65,625
						2,250	[5]	33,750
						10,000	[6]	150,000

Mr. Bertelsen	23,333	—		7.30	1/6/19
	16,667	—		7.48	12/14/19
	16,750	—		5.39	12/6/20
	7,500	2,500	[7]	7.70	2/21/21
	13,875	4,625	[3]	9.62	12/5/21
	13,000	13,000	[4]	7.18	12/11/22
	1,375	4,125	[5]	26.40	12/9/23
	—	9,200	[6]	15.40	12/8/24
						800	[3]	12,000
						2,250	[4]	33,750
						1,125	[5]	16,875
						5,000	[6]	75,000

(1)	Based on the closing price of the Common Stock of $15.00 per share on December 31, 2017.
(2)	These options or restricted stock units vest on January 14, 2018.
(3)	These options or restricted stock units vest on December 5, 2018.
(4)	These options or restricted stock units vest with respect to 50% of the shares subject thereto on December 11, 2018 and 2019.
(5)	These options or restricted stock units vest with respect to 33% of the shares subject thereto on December 9, 2018, 2019 and 2020
(6)	These options or restricted stock units vest with respect to 25% of the shares subject thereto on December 8, 2018, 2019, 2020 and 2021.
(7)	This option vests on February 21, 2018.

Potential Payments Upon Termination or Change in Control

The following table describes (a) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2017, if the termination was not in connection with a change in control and (b) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2017 either in connection with or within 24 months following a change in control:

Name	Executive Benefits and Payments	Involuntary Not-for- Cause Termination Not in Connection with a Change in Control	Involuntary Not-For Cause or Good Reason Termination in Connection with a Change in Control (1)
Dr. Kulkarni	Base salary (2)	$375,000	$750,000

	Accrued vacation (3)	43,269	43,269

	Acceleration of restricted stock units and stock options	—	775,571

Mr. Bertelsen	Average annual compensation (4)	—	280,833

	Accrued vacation (3)	24,200	24,200

	Acceleration of restricted stock units and stock options	—	282,418

(1)	The value of unvested restricted stock units represents the number of unvested units multiplied by the closing sales price of our Common Stock on December 31, 2017 (i.e., $15.00). The value of unvested stock options is based on their intrinsic value, as determined by multiplying (a) the number of shares of Common Stock subject to the option that was unvested, by (b) the excess, if any, of the closing sale price of our Common Stock on December 31, 2017 over the exercise price of the option.

(2)	Dr. Kulkarni is entitled to a severance payment equal to one times his salary if his employment is terminated without cause. Dr. Kulkarni is entitled to a severance payment equal to two times his salary if his employment is terminated within one year after a change of control without cause or by Dr. Kulkarni for good reason. Amounts in the table are based on Dr. Kulkarni’s salary as of December 31, 2017. Dr. Kulkarni is entitled to accelerated vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control.

(3)	Dr. Kulkarni and Mr. Bertelsen are entitled to any accrued and unused vacation upon termination of employment. The amounts in the table represent the value of accrued vacation at December 31, 2017.

(4)	Mr. Bertelsen is entitled to a severance payment equal to one times his annual compensation (determined by averaging the compensation he received during the three-year period preceding his termination of employment), and to accelerated vesting of the restricted stock units and stock options he holds, if his employment is terminated without cause or if he terminates his employment with good reason, within two years after a change of control. Amounts in the table represent average base salary and annual incentive compensation during the three-year period from 2015 to 2017.

Pay Ratio

Total Compensation Amounts and Pay Ratio for 2017. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our other employees:

●	The total annual compensation received by Dr. Kulkarni, our President and Chief Executive Officer, was $686,254 in 2017, as reported in the Summary Compensation Table included above in this Proxy Statement.

●	The median of the annual total compensation received by all of our employees (other than our President and Chief Executive Officer) was $67,144.

●	The resulting ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee was 10:1.

The ratio stated above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K of the SEC. The ratio is based on the methodologies, assumptions and estimates described below, and is not necessarily comparable to the ratios reported by other companies.

Median Employee Identification and Compensation Calculation. For purposes of identifying our median employee, we used our worldwide employee population as of December 31, 2017, which consisted of 177 total employees. Of these employees, 121 were employed in the United States, and 56 employees were employed in foreign jurisdictions. We used the sum of the value of base salary, cash bonuses, commissions, overtime pay and equity awards, as applicable, as our compensation measure that we consistently applied to all employees.

Once we identified our median employee, we then determined that employee’s total compensation in the same manner that we determined the total compensation of our executive officers for purposes of the Summary Compensation Table included above in this Proxy Statement. The median employee’s actual total compensation for 2017 consisted of the following elements: base salary; matching contributions to our 401(k) plan; and life insurance benefits available to all of our employees. Our median employee did not earn a cash bonus or receive equity awards in 2017.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans as of December 31, 2017:

Equity compensation plans approved by security holders	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
Employee Stock Incentive Plan[1]	602,737	$9.21	327,839
Non-Employee Director Stock Plan	16,000	16.97	68,000
ESPP[2]	N/A	N/A	40,872
Total	618,737	$9.41	436,711

(1)	In addition to stock options, shares of Common Stock may be received by employee pursuant to stock appreciation rights, restricted stock and restricted stock unit awards, performance awards and dividend equivalents.

(2)	Shares are issued based on an employee’s election to participate in the ESPP.

PROPOSAL 3—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail under the heading “Executive Compensation” in this Proxy Statement, the compensation we pay our executive officers generally reflects our financial results. Our Board selects base salary levels for executive officers appropriate to compensate them relative to executive officers of our peer group companies, and establishes a cash incentive bonus program for all management employees that is based primarily upon our revenue, operating profit and cash balances. The Compensation Committee grants long-term equity-based awards designed to align executive officer compensation with our long-term strategic operating and financial goals. Our Board believes these compensation policies achieve the objective of aligning compensation with Company performance and the interests of our shareholders. Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our executive officers by adopting the following resolution:

RESOLVED, that the shareholders approve the compensation of our executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table, the other executive compensation tables and the related disclosure contained in this Proxy Statement.

Our Board of Directors recommends a vote “FOR” this resolution. The affirmative vote of the holders of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for approval of this proposal. Proxies solicited by the Board of Directors, unless otherwise directed, will be voted in favor of this proposal. Your vote is advisory and will not be binding upon our Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

BENEFICIAL OWNERSHIP

The following table provides information at February 28, 2018 about the ownership of our Common Stock by each person known to us to beneficially own 5% or more of our Common Stock, by each director and director nominee, by each of our executive officers, and by all our executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Royce & Associates, LP 745 Fifth Avenue New York, New York 10151[2]	672,728	9.6%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055[3]	497,796	7.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746[4]	456,841	6.5%

Wellington Trust Company, National Association Multiple Common Trust Funds, Micro Cap Equity Portfolio c/o Wellington Trust Company 280 Congress Street, Boston, MA 02210[5]	352,240	5.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355[6]	350,948	5.0%

Jeffrey A. Bertelsen	162,252	2.3%

Alex B. Cimochowski[7]	21,015	*

Craig D. Gates	12,000	*

Subodh Kulkarni	178,955	2.5%

Irene M. Qualters	19,518	*

Michael M. Selzer, Jr.	19,775	*

Vivek Mohindra	—	—

All executive officers and directors as a group (six persons)	413,515	5.7%

*	Less than 1%

(1)	Includes 95,000 shares for Mr. Bertelsen, 4,000 shares for Mr. Cimochowski, 4,000 shares for Mr. Gates, 4,000 shares for Ms. Qualters, 4,000 shares for Mr. Selzer, 136,563 shares for Dr. Kulkarni and 247,563 shares for all officers and directors as a group that may be acquired upon exercise of options exercisable within 60 days of February 28, 2018.

(2)	Based on an amendment to a Schedule 13G filed on February 14, 2018.

(3)	Based on a Schedule 13G filed on February 1, 2018. Represents shares over which BlackRock, Inc. has sole dispositive power and includes 492,288 shares over which it has sole voting power.

(4)	Based on an amendment to a Schedule 13G filed on February 9, 2018. Represents shares held by investment companies over which Dimensional Fund Advisors has sole power of disposition, and includes 440,242 shares over which it has sole voting power. Dimensional Fund Advisers disclaims beneficial ownership of such shares.

(5)	Based on a Schedule 13G filed on February 8, 2018. Represents shares over which Wellington Trust Company has shared voting and dispositive power.

(6)	Based on a Schedule 13G filed on February 8, 2018. Includes 340,348 shares over which The Vanguard Group has sole dispositive power and 10,630 shares over which it has sole voting power.

(7)	Includes 2,500 shares held by Mr. Cimochowski’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and executive officers, and any beneficial owner of more than 10% of our Common Stock, are required to report their ownership of our equity securities and any changes in ownership to the SEC. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any delinquent filing of those reports and any failure to file reports during the year ended December 31, 2017. Based upon information provided by officers and directors, all of our executive officers and directors filed all reports on a timely basis in 2017. Based on Schedule 13G reports filed by certain of our shareholders, we do not have any 10% shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter, which can be viewed on our website located at www.cyberoptics.com. Management is responsible for our consolidated financial statements and financial reporting process, including designing and maintaining an effective system of internal control over financial reporting. Grant Thornton LLP, our independent registered public accounting firm (“Grant Thornton”), is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States (“GAAP”) and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton has expressed its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed with management and Grant Thornton the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton’s evaluation of our internal control over financial reporting. The Audit Committee discussed with Grant Thornton matters required to be discussed under applicable auditing standards, including Auditing Standard No. 16, The Auditor’s Communication with Audit Committees. Grant Thornton also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (U.S.) regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees disclosed below and discussed with Grant Thornton that firm’s independence.

Based upon the Audit Committee’s discussion with management and Grant Thornton and the Audit Committee’s review of the representation of management and the report of Grant Thornton, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Members of the Audit Committee

Alex B. Cimochowski Craig D. Gates Irene M. Qualters

INDEPENDENT ACCOUNTANTS AND PAYMENT OF FEES

Grant Thornton has audited our financial statements since 2009. The following is a summary of the fees billed to us by Grant Thornton for professional services rendered for the years ended December 31, 2017, and December 31, 2016:

Fee Category	2017 Fees	2016 Fees
Audit Fees	$299,500	$292,350
Audit-Related Fees	—	—
Tax Fees	54,588	50,193
All Other Fees	—	—
Total Fees	$354,088	$342,543

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in U.S. GAAP-based financial statements and consultations concerning financial accounting and reporting standards. No “Audit-Related Fees” were incurred by the Company in 2017 or 2016.

Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees (if any) consist of fees for products and services other than the services reported above. None of such fees were incurred by the Company in 2017 or 2016.

PROPOSAL 4—RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CyberOptics and its shareholders.

Representatives of Grant Thornton will be present at the 2018 Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for the approval of the proposal. The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

Any shareholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of shareholders must submit the proposal for consideration in writing to our Secretary at our principal executive offices, 5900 Golden Hills Drive, Minneapolis, Minnesota 55416, no later than November 30, 2018.

Our Bylaws provide that a shareholder may nominate from the floor a person for election as a director or present from the floor a shareholder proposal at an annual meeting if proper written notice is received by our Secretary at our principal executive offices in Minneapolis, Minnesota at least 120 days in advance of the date that is one year after the date of the Proxy Statement for the prior year’s annual meeting. For the 2019 annual meeting, notices of director nominations and shareholder proposals to be made from the floor must be received on or before November 30, 2018. The notice must contain the specific information required by our Bylaws, including information regarding the director nominee or a description of the business desired to be brought before the meeting. Director nominations and shareholder proposals for which notice is received by us after November 30, 2018 may not be presented in any manner at the 2019 annual meeting.

Our management will use discretionary authority to vote against any shareholder proposal or director nominee not made by management and presented at the 2019 annual meeting in any of the following circumstances: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address set forth above by November 30, 2018; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be acted upon at the 2018 Annual Meeting of Shareholders. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy card will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Bertelsen
Secretary

Dated: April 6, 2018

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/cybe Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 9, 2018.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 9, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.
1.	Election of directors:	01	Craig D. Gates	04	Michael M. Selzer, Jr.	☐	Vote FOR	☐	Vote WITHHELD
		02	Dr. Subodh Kulkarni	05	Dr. Vivek Mohindra		all nominees		from all nominees
		03	Irene M. Qualters				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve amendments to the CyberOptics Corporation 1992 Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain

3.	To approve compensation to our executive officers (nonbinding).	☐	For	☐	Against	☐	Abstain

4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

CYBEROPTICS CORPORATION

2018 ANNUAL SHAREHOLDERS MEETING

Dorsey & Whitney
50 South Sixth Street, Ninth Floor
Minneapolis, Minnesota

May 10, 2018 3:00 p.m.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 10, 2018 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.